Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-124411 on Form N-2 of our report dated May 25, 2007, relating to the financial statements and financial highlights of BlackRock Multi-Strategy Hedge Advantage (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2007, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
July 26, 2007